Exhibit 99.1

O2Diesel Highlights Fiscal Year 2004 Results and “Going Concern” Qualification in Fiscal 2004 Audit Opinion.

O2Diesel Corporation (AMEX:OTD), a pioneer in the development of a cost-effective, cleaner-burning, diesel fuel for centrally-fueled fleets of all types, announced it is highlighting the Company’s financial results for the year ended December 31, 2004, as disclosed in it’s latest Form 10-KSB filed with the Securities and Exchange Commission. For the fiscal year ended December 31, 2004, the Company reported a net loss of $6.7 million, or ($0.23) per share, compared with a net loss in 2003 of $4.2 million, or ($0.20) per share. At December 31, 2004, the Company had $1.17 million in cash and cash equivalents.

The Company continues to incur losses, and will require additional equity to continue as a going concern. Because there is no certainty of the Company completing the required financing, the Company’s independent registered public accounting firm has inserted an explanatory paragraph related to a going concern uncertainty into their Audit Report in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

The Company is pursuing various equity investments to alleviate these concerns. As previously announced in January 2005, the Company retained a third party to raise, in two private placements of the Company’s common stock, $5.0 million at a price of $0.70 per share. Warrant coverage of 50% is included as part of both subscriptions.

As of March 17, 2005, the Company had received qualified subscriptions for 2,103,429 shares of common stock at a purchase price of $0.70 per share for total proceeds of $1,472,400, and closed on $1,305,600, which were the funds received at the time of closing. Subsequent to March 17, 2005, the Company has received qualified subscriptions for an additional 700,000 shares of its common stock under the first private placement.

In connection with the second private placement , the Company’s Board of Directors’ on February 15, 2005 approved a second subscription for 4,340,000 shares at the same per share purchase price of $0.70, to raise $3,038,000 for the Company. Closing of the second subscription requires certain conditions to be met by the Company following shareholder approval, which will be sought at the Company’s next annual stockholder’s meeting to be held during the second quarter.

“As indicated in our Form 10-KSB, we need to raise additional funds in 2005 in order to meet our working capital and shareholder equity requirements.” said Alan Rae O2Diesel’s President and CEO. “The process of raising these additional funds is firmly under way.” For additional information regarding raising additional funds, please see the Company’s, latest Form 10-KSB which is available on the SEC’s website at www.sec.gov, and O2Diesel’s website at www.o2diesel.com.

This press release is being issued in compliance with the American Stock Exchange Company Guide Section 610, which requires all listed companies to make a public announcement through the news media after receiving an audit opinion that incorporates a going concern qualification.

More About O2Diesel: The Company and Its Fuel Technology
O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™ — the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products and failure to capitalize upon access to new markets. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.